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                     September 15, 2020

       Rebecca A. Weyenberg
       Chief Financial Officer
       Astec Industries, Inc.
       1725 Shepherd Road
       Chattanooga, TN 37421

                                                        Re: Astec Industries,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 17,
2020
                                                            File No. 001-11595

       Dear Ms. Weyenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology